EXHIBIT 99.1

PAB Bankshares, Inc. Announces Record Second Quarter 2006 Earnings, Improved Asset Quality, and Branch Expansion Plans

VALDOSTA, Ga., July 26, 2006 (PRIMEZONE) -- PAB Bankshares, Inc. (Nasdaq:PABK) and President and CEO M. Burke Welsh, Jr. today announced the Company's financial results for the second quarter of 2006. The Company's net income for the quarter ended June 30, 2006 was $3.6 million, or $0.37 per diluted share, a 15% increase compared to the $3.1 million, or $0.32 per diluted share, reported for the same period in 2005. The results for the second quarter also represent an 8% increase over the $3.3 million, or $0.34 per diluted share, reported for the first quarter of 2006. "I'm proud to announce another quarter of solid performance for the Company. We posted record earnings, improved our asset quality levels through the liquidation of our largest problem asset, and continued our operational expansion in the Atlanta and Jacksonville markets during the second quarter," stated Welsh.

The net earnings for the quarter produced a return on average equity ("ROE") of 15.93% and a return on average assets ("ROA") of 1.36%, compared to a 14.89% ROE and a 1.37% ROA for the same period in 2005. The Company's net interest margin was 4.61% for the second quarter of 2006, a 12 basis point improvement compared to the 4.49% net interest margin in the second quarter of 2005. The improvement in the net interest margin is the combined result of a 15% increase in the Company's average earning assets and a two basis point widening in the spread between the average yields earned on those earning assets and the average rates paid on the deposits and other borrowings used to fund those earning assets.

For the six months ended June 30, 2006, the Company reported net income of $6.9 million, or $0.71 per diluted share, a 23% increase compared to $5.6 million, or $0.58 per diluted share, reported for the same period in 2005. The net income for the first six months of 2006 resulted in a 15.51% ROE and a 1.33% ROA, both an improvement compared to a 13.55% ROE and a 1.25% ROA for the same period in 2005. The Company's net interest margin for the first six months of 2006 was 4.59%, a 24 basis point improvement compared to the 4.35% net interest margin for the same period in 2005.

At June 30, 2006, the Company reported total assets of $1.06 billion, total loans of $803.0 million, and total deposits of $856.8 million representing increases of 13.5%, 11.6% and 17.9%, respectively, since June 30, 2005. After a 4.9% increase in total deposits during the first quarter of 2006, the Company reported a nominal 0.2% increase in deposit growth for the second quarter of 2006. "The intense competition for deposits in most of our markets has resulted in a very favorable environment for depositors who shop for the highest rates. We have made the decision to not chase after those deposits with pricing that is irrational to us," stated Welsh. "We will choose where we will compete for deposits in our markets when it makes sense for us and our shareholders. We have the ability to utilize wholesale funding alternatives if we need the liquidity." With minimal growth in deposits during the quarter, the Company reported total asset growth of less than 0.1%. Total loans increased $38.9 million, or 5.1%, during the quarter on continued demand for residential and commercial construction and development lending. The Company utilized its excess liquidity that had been invested in overnight Fed Funds to fund the loan growth this quarter.

Branch Expansion

"Although our asset and deposit growth slowed during the quarter, we are excited about our expansion plans and the momentum that we have built in our existing markets," stated Welsh. The Company reported on the current status of the branch expansion goals of its operating subsidiary, The Park Avenue Bank.

In May, the Bank began construction on a new 3,600 square foot bank branch along Epps Bridge Road in Oconee County, outside of Athens, Georgia. The Bank has operated a loan production office in the Athens market since October 2003. Mark Papanicolaou is the Bank's Athens Market President. Mr. Papanicolaou, who previously served as the Northeast Georgia Market President for SouthTrust, has been with the Bank since February 2005. The construction of the Athens branch is expected to be completed by October 2006.

In June, the Bank entered into a five-year agreement to lease approximately 3,000 square feet of office space for a branch, subject to regulatory approval, at Sutton Place along the Butler Boulevard commercial corridor in Jacksonville, Florida. Ross McWilliams, who previously served as the Market President for Bank of America's North Florida Home Builder Division, recently joined the Bank to serve as the Bank's Jacksonville Market President. The build-out of the leased space for the Jacksonville branch is expected to be completed by October 2006. The Bank has signed a nonbinding letter of intent and is in the process of conducting due diligence on a second potential branch site in the Jacksonville market. The Bank is also in the initial stages of discussion on a third potential branch site in the Jacksonville market.

The Bank has identified a location and is currently in negotiations for a lease for a branch office in Snellville, a growing suburb in Gwinnett County east of Atlanta, to compliment the Bank's Snellville loan production office. The Bank expects to have this branch open by November 2006. Greg Russell, who joined the Bank in December 2005 from Synovus subsidiary Bank of North Georgia, is the Bank's Gwinnett Market President.

With the addition of these three branches, the Bank would have a total of twenty branch offices and three loan production offices in operation by the end of 2006. The Bank plans to open three or four additional offices within its geographic footprint by the end of 2008.

Asset Quality

At June 30, 2006, the Company reported total nonperforming assets of $1.4 million, or 0.13% of total assets, a $6.6 million decrease compared to total nonperforming assets of $8.0 million, or 0.75% of total assets, as of March 31, 2006. During the quarter, the Company foreclosed on a commercial real estate loan relationship with an outstanding balance of $7.1 million at March 31, 2006. The Company charged-off $274,000 and sold three of the four properties foreclosed upon during the quarter associated with this relationship. The remaining parcel, which was included in other real estate owned on the Company's balance sheet with a value of $765,000 at quarter end, is being marketed for sale.

The Company reported $283,000 in net charge-offs for the second quarter of 2006. For the six months ended June 30, 2006, the Company reported net charge-offs of $176,000, resulting in an annualized net loss to average total loans ratio of 0.05%. The allowance for loan losses represented 1.36% of total loans at June 30, 2006, an 11 basis point decrease from the 1.47% level reported at December 31, 2005. "The decrease is a reflection of the Company's improved asset quality and loan growth during the period. Given our concentrations in construction and development lending, we realize that our risk profile could be negatively impacted by changes in market conditions. We will continue to maintain an allowance for loan losses that we believe to be adequate to protect the Company," noted Welsh.

Conference Call

The Company will host a conference call and webcast to allow the public the opportunity to listen to management discuss the Company's quarterly results at 11:00 AM EST on Tuesday, August 1, 2006. Members of the news media, investors and the general public are invited to access the live webcast of the conference call via the Company's website at www.pabbankshares.com. A link to the webcast is posted on the "Corporate Profile" page in the "Investor Relations" section of the Company's website. Participants may also access the live conference call by dialing (toll free) 877-407-8033 or (international) 201-689-8033. Shortly following the call and at any time for 60 days thereafter, listeners may access an archived version of the webcast at the "Investor Relations" section of the Company's website.

About PAB

The Company's sole operating subsidiary is The Park Avenue Bank. Both the Company and the Bank are headquartered in Valdosta, Georgia. The Bank is celebrating its 50th anniversary in 2006. In 1956, the Bank was established by Mr. James L. Dewar, Sr. in a small office at the corner of Park Avenue and Ashley Street in Valdosta. Currently, the Bank operates 17 branch offices and five loan production offices in 15 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. On November 1, 2005, the Company's common stock began trading on the NASDAQ National Market under the symbol PABK. The Company's common stock had previously traded on the American Stock Exchange under the symbol PAB since July 9, 1996. More information on the Company is available on the Internet at www.pabbankshares.com.

Note to Investors

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the federal securities laws, including, without limitation, statements regarding our outlook on earnings, stock performance, asset quality, projected growth, and branch expansion, and are based upon management's beliefs as well as assumptions made based on data currently available to management. When words like "anticipate", "believe", "intend", "plan", "expect", "estimate", "could", "should", "will" and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans made by The Park Avenue Bank; (3) general economic conditions (both generally and in our markets) may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect the businesses in which we are engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than we can; (6) our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; (7) adverse changes may occur in the bond and equity markets; (8) war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; (9) restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; (10) economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and (11) the risk factors discussed from time to time in the Company's Periodic Reports filed with the Securities and Exchange Commission (the "SEC"). The Company undertakes no obligation to revise these statements following the date of this press release.

 PAB BANKSHARES, INC.
 SELECTED QUARTERLY FINANCIAL DATA
 (Dollars in thousands except per share and other data)

                                     Period Ended
              --------------------------------------------------------
               06/30/06    03/31/06    12/31/05    09/30/05   06/30/05
 ---------------------------------------------------------------------
 Summary of
  Operations:
 Interest
  income      $   19,306  $   17,848  $   16,940  $  15,783  $  14,180
 Interest
  expense          8,006       6,956       6,367      5,556      4,580
 ---------------------------------------------------------------------
  Net interest
   income         11,300      10,892      10,573     10,227      9,600
 ---------------------------------------------------------------------
 Provision for
  loan losses         --          --         300        275        153
 Other income      1,557       1,040       1,437      1,570      1,458
 Other expense     7,182       6,756       6,526      6,259      6,228
 ---------------------------------------------------------------------
   Income before
    income tax
    expense        5,675       5,176       5,184      5,263      4,677
 Income tax
  expense          2,083       1,865       1,856      1,744      1,549
 ---------------------------------------------------------------------
   Net income $    3,592  $    3,311  $    3,328  $   3,519  $   3,128
 =====================================================================
 Net interest
  income on a
  tax-
  equivalent
  basis       $   11,422  $   10,975  $   10,648  $  10,284  $   9,648

 Per Share
  Ratios:
 Net income
  - basic     $     0.38  $     0.35  $     0.35  $    0.37  $    0.33
 Net income
  - diluted         0.37        0.34        0.34       0.36       0.32
 Dividends
  declared for
  period           0.135       0.125       0.125      0.120      0.120
 Dividend
  payout
  ratio            35.70%      35.91%      35.56%     32.52%     36.57%
 Book value
  at end of
  period      $     9.36  $     9.35  $     9.19  $    9.15  $    8.87

 Common Share
  Data:
 Outstanding
  at period
  end          9,498,026   9,512,767   9,469,017  9,534,408  9,528,508
 Weighted
  average out-
  standing
  during
  period       9,511,395   9,484,570   9,502,842  9,530,712  9,526,343
 Diluted
  weighted
  average out-
  standing
  during
  period       9,722,097   9,712,633   9,707,068  9,709,819  9,671,945

 Selected
  Average
  Balances:
 Total
  assets      $1,055,955  $1,035,348  $1,007,109  $ 974,747  $ 918,643
 Earning
  assets         994,173     975,699     948,882    916,001    861,462
 Loans           787,332     761,900     741,600    722,410    693,433
 Deposits        851,937     834,062     803,978    764,068    712,193
 Stockholders'
  equity          90,433      89,030      87,842     86,596     84,245

 Selected
  Period End
  Balances:
 Total
  assets      $1,060,046  $1,059,167  $1,017,326  $ 991,111  $ 933,747
 Earning
  assets         994,386     998,323     957,918    932,491    872,380
 Loans           803,035     764,090     752,938    731,545    719,634
 Allowance for
  loan losses     10,903      11,186      11,079     10,768     10,460
 Deposits        856,778     855,224     815,681    787,664    726,921
 Stockholders'
  equity          88,917      88,974      87,001     87,208     84,560
 Tier 1
  regulatory
  capital         96,398      94,686      92,267     91,410     88,969

 Performance
  Ratios:
 Return on
  average
  assets            1.36%       1.30%       1.31%      1.43%      1.37%
 Return on
  average stock-
  holders' equity  15.93%      15.08%      15.03%     16.12%     14.89%
 Net interest
  margin            4.61%       4.56%       4.45%      4.45%      4.49%
 Efficiency ratio
  (excluding the
  following
  items)           55.37%      54.29%      53.70%     52.80%     55.97%
   Securities
    gains
   (losses)
    included in
    other
    income    $       (1) $     (430) $      (10)        --         (1)
   Other gains
    (losses) in-
    cluded in
    other income       8           2         (57)        (1)       (19)

 Selected Asset
  Quality Factors:
 Nonaccrual
  loans       $      412  $    7,760  $    7,856  $   7,446  $   7,534
 Loans 90 days
  or more past
  due and still
  accruing            23          17           2         20          9
 Other impaired
  loans (troubled-
  debt restruc-
  turings)            --          --          --         --         --
 Other real
  estate and
  repossessions      976         212          42         38          2

 Asset Quality
  Ratios:
 Net charge-offs
  to average
  loans
  (annualized
   YTD)             0.05%      -0.06%      -0.12%     -0.16%     -0.23%
 Nonperforming
  loans to total
  loans             0.05%       1.02%       1.04%      1.02%      1.05%
 Nonperforming
  assets to
  total assets      0.13%       0.75%       0.78%      0.76%      0.81%
 Allowance for
  loan losses to
  total loans       1.36%       1.46%       1.47%      1.47%      1.45%
 Allowance for
  loan losses to
  nonperforming
  loans          2510.11%     143.82%     140.98%    144.22%    138.66%

 Other Selected
  Ratios and Non-
  financial Data:
 Average loans
  to average
  earning assets   79.19%      78.09%      78.16%     78.87%     80.49%
 Average loans
  to average
  deposits         92.42%      91.35%      92.24%     94.55%     97.37%
 Average stock-
  holders' equity
  to average
  assets            8.56%       8.60%       8.72%      8.88%      9.17%
 Full-time
  equivalent
  employees          314         305         300        293        291
 Bank branch
  offices             17          17          17         17         17
 Bank loan
  production
  offices              5           4           4          3          3
 Bank ATMs            20          20          20         18         18

 PAB BANKSHARES, INC.
 SELECTED YEAR-TO-DATE FINANCIAL DATA
 (Dollars in thousands except per share and other data)

                                     Period Ended
              --------------------------------------------------------
               06/30/06    03/31/06    12/31/05    09/30/05   06/30/05
 ---------------------------------------------------------------------
 Summary of
  Operations:
 Interest
  income      $   37,154  $   17,848  $   59,371  $  42,431  $  26,647
 Interest
  expense         14,962       6,956      20,398     14,031      8,475
 ---------------------------------------------------------------------
   Net interest
    income        22,192      10,892      38,973     28,400     18,172
 ---------------------------------------------------------------------
 Provision for
  loan losses         --          --       1,189        889        614
 Other income      2,598       1,040       5,813      4,375      2,805
 Other expense    13,938       6,756      24,778     18,252     11,993
 ---------------------------------------------------------------------
  Income before
   income tax
   expense        10,852       5,176      18,819     13,634      8,370
 Income tax
  expense          3,948       1,865       6,366      4,510      2,766
 ---------------------------------------------------------------------
   Net income $    6,904  $    3,311  $   12,453  $   9,124  $   5,604
 =====================================================================
 Net interest
  income on a
  tax-
  equivalent
  basis       $   22,397  $   10,975  $   39,195  $  28,547  $  18,263

 Per Share
  Ratios:
 Net income
  - basic     $     0.73  $     0.35  $     1.31  $    0.96  $    0.59
 Net income
  - diluted         0.71        0.34        1.28       0.94       0.58
 Dividends
  declared for
  the period       0.260       0.125       0.475      0.350      0.230
 Dividend pay-
  out ratio        35.80%      35.91%      36.29%     36.55%     39.09%

 Common Share
  Data:
 Weighted
  average out-
  standing
  during
  period       9,498,057   9,484,570   9,514,775  9,518,797  9,512,741
 Diluted
  weighted
  average out-
  standing
  during
  period       9,719,638   9,712,633   9,686,894  9,679,974  9,660,612

 Selected
  Average
  Balances:
 Total assets $1,045,708  $1,035,348  $  948,457  $ 928,587  $ 905,124
 Earning
  assets         984,994     975,699     890,336    870,607    847,534
 Loans           774,686     761,900     706,052    694,072    679,668
 Deposits        843,049     834,062     741,409    720,324    698,089
 Stockholders'
  equity          89,735      89,030      85,431     84,514     83,456

 Performance
  Ratios:
 Return on
  average
  assets            1.33%       1.30%       1.31%      1.31%      1.25%
 Return on
  average
  stockholders'
  equity           15.51%      15.08%      14.58%     14.43%     13.55%
 Net interest
  margin            4.59%       4.56%       4.40%      4.38%      4.35%
 Efficiency
  ratio (ex-
  cluding the
  following
  items):          54.84%      54.29%      54.94%     55.40%     56.86%
   Securities
    gains
    (losses)
     included
     in other
     income   $     (430) $     (430) $      (11)        (1)        (1)
   Other gains
    (losses)
    included
    in other
    income            10           2         (79)       (23)       (22)

 Other Selected
  Ratios:
 Average loans
  to average
  earning assets   78.65%      78.09%      79.30%     79.72%     80.19%
 Average loans
  to average
  deposits         91.89%      91.35%      95.23%     96.36%     97.36%
 Average stock-
  holders'
  equity to
  average
  assets            8.58%       8.60%       9.01%      9.10%      9.22%

 PAB BANKSHARES, INC.
 LOAN AND DEPOSIT
 PORTFOLIO BY MARKET
 As of June 30, 2006

                    South      North
                   Georgia    Georgia    Florida
                    Market     Market     Market    Treasury    Total
                   ---------------------------------------------------
                                  (Dollars in Thousands)
 Loans
 Commercial and
  financial        $ 32,899   $ 19,859   $    352   $    75   $ 53,185
 Agricultural
  (including loans
  secured by
  farmland)          40,888      5,565      1,301        --     47,754
 Real estate
  - Construction     61,908    197,468     44,951        60    304,387
 Real estate
  - commercial       86,489    133,229     24,701     7,547    251,966
 Real estate
  - residential      96,225     24,787      4,083     1,925    127,020
 Installment loans
  to individuals
  and others         17,024      1,368        129     1,445     19,966
                   ---------------------------------------------------
                    335,433    382,276     75,517    11,052    804,278
 Deferred loan
  fees and
  unearned interest,
  net                   (23)      (743)      (489)       12     (1,243)
                   ---------------------------------------------------
 Total loans        335,410    381,533     75,028    11,064    803,035
 Allowance for
  loan losses        (4,422)    (4,781)      (985)     (715)   (10,903)
                   ---------------------------------------------------
 Net Loans         $330,988   $376,752   $ 74,043   $10,349   $792,132
                   ===================================================
 Percent of Total     41.78%     47.56%      9.35%     1.31%    100.00%
                   ===================================================
 Deposits
 Noninterest-
  bearing demand   $ 73,570   $ 13,273   $  3,624   $ 4,991   $ 95,458
 Interest-bearing
  demand and
  savings           227,284     57,581     29,787       840    315,492
 Time               247,792     60,620    100,585    36,831    445,828
                   ---------------------------------------------------
 Total Deposits    $548,646   $131,474   $133,996   $42,662   $856,778
                   ===================================================
 Percent of Total     64.04%     15.34%     15.64%     4.98%    100.00%
                   ===================================================

 PAB BANKSHARES, INC.
 LOAN PORTFOLIO
 SUMMARY

 The amount of loans outstanding at the indicated dates is presented in the following table according to type of loan:

                                      Period Ended
                     -------------------------------------------------
                     06/30/06  03/31/06  12/31/05  09/30/05  06/30/05
                     --------  --------  --------  --------  --------
                                   (Dollars In Thousands)
 Commercial
  and financial      $ 53,185  $ 47,164  $ 50,860  $ 55,536  $ 60,127
 Agricultural
  (including
  loans secured
  by farmland)         47,754    53,368    55,830    45,759    32,475
 Real estate
  - construction      304,387   290,863   268,629   257,522   228,539
 Real estate
  - commercial        251,966   229,236   231,601   206,910   227,079
 Real estate
  - residential       127,020   123,903   127,326   145,395   151,033
 Installment
  loans to
  individuals
  and other
  loans                19,966    20,836    20,380    22,239    22,663
                     --------  --------  --------  --------  --------
                      804,278   765,370   754,626   733,361   721,916
 Deferred loan
  fees and
  unearned
 interest, net         (1,243)   (1,279)   (1,688)   (1,816)   (2,282)
                     --------  --------  --------  --------  --------
 Total loans          803,035   764,091   752,938   731,545   719,634
 Allowance for
  loan losses         (10,903)  (11,186)  (11,079)  (10,768)  (10,460)
                     --------  --------  --------  --------  --------
 Net loans           $792,132  $752,905  $741,859  $720,777  $709,174
                     ========  ========  ========  ========  ========

 The percentage of loans outstanding at the indicated dates is presented in the following table according to type of loan:

                                       Period Ended
                     -------------------------------------------------
                     06/30/06  03/31/06  12/31/05  09/30/05  06/30/05
                     --------  --------  --------  --------  --------
 Commercial
  and financial          6.62%     6.17%     6.75%     7.59%     8.36%
 Agricultural
  (including
  loans secured
  by farmland)           5.95%     6.98%     7.41%     6.26%     4.51%
 Real estate
  - construction        37.89%    38.07%    35.68%    35.20%    31.76%
 Real estate
  - commercial          31.38%    30.00%    30.76%    28.28%    31.55%
 Real estate
  - residential         15.82%    16.22%    16.91%    19.88%    20.99%
 Installment
  loans to
  individuals
  and other loans        2.49%     2.73%     2.71%     3.04%     3.15%
                     --------  --------  --------  --------  --------
                       100.15%   100.17%   100.22%   100.25%   100.32%
 Deferred loan
  fees and
  unearned
 interest, net          -0.15%    -0.17%    -0.22%    -0.25%    -0.32%
                     --------  --------  --------  --------  --------
 Total loans           100.00%   100.00%   100.00%   100.00%   100.00%
 Allowance for
  loan losses           -1.36%    -1.46%    -1.47%    -1.47%    -1.45%
                     --------  --------  --------  --------  --------
 Net loans              98.64%    98.54%    98.53%    98.53%    98.55%
                     ========  ========  ========  ========  ========

CONTACT:  PAB Bankshares, Inc.
          Donald J. "Jay" Torbert, Jr., Executive Vice-President
            & Chief Financial Officer
          (229) 241-2775, ext. 1717
          jayt@parkavebank.com

          www.pabbankshares.com